CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm", Financial Statements and Experts" and "Representations and Warranties", and to the use of our reports dated May 8, 2006 with respect to Drefyus New Jersey Intermediate Municipal Bond Fund and February 8, 2006 (except for Note 5 as to which the date is January 29, 2007) with respect to Dreyfus Premier New Jersey Municipal Bond Fund, Inc., which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Premier New Jersey Municipal Bond Fund, Inc.

ERNST & YOUNG LLP

New York, New York
February 2, 2007